INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT is made by and between the LINCOLN ADVISORS TRUST (the "Trust"), a Delaware statutory trust, on behalf of each of its series (each referred to herein as the "Fund" or collectively as the "Funds"), which are listed in Schedule A to this Agreement, and LINCOLN INVESTMENT ADVISORS CORPORATION (the "Investment Manager"), a Tennessee corporation.

WITNESSETH:
WHEREAS, the Trust has been organized and operates as a series investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, each Fund engages in the business of investing and reinvesting its assets in securities; and

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940 as an investment adviser and engages in the business of providing investment management services; and

WHEREAS, each Fund and the Investment Manager desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. The Trust hereby employs the Investment Manager to manage the investment and reinvestment of each Fund's assets and to administer its affairs, subject to the direction of the Trust's Board of Trustees and officers for the period and on the terms hereinafter set forth. The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Funds in any way, or in any way be deemed an agent of the Funds. The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of each Fund and shall effect the purchase and sale of such investments in furtherance of each Fund's objectives and policies. The Investment Manager shall furnish the Board of Trustees with such information and reports regarding each Fund's investments as the Investment Manager deems appropriate or as the Board of Trustees may reasonably request.

2. The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with each Fund's shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; reports and notices to shareholders; calling and holding of shareholders' meetings; miscellaneous office expenses;

brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees. In conducting its own business and affairs, the Trust may utilize its trustees, officers and employees; may utilize the facilities and personnel of the Investment Manager and its affiliates; and may enter into agreements with third parties, either affiliated or non-affiliated, to perform any of these functions. In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust, the Investment Manager and its affiliates may share facilities common to each, which may include, without limitation, legal and accounting personnel, with appropriate proration of expenses between them. Directors, officers and employees of the Investment Manager or its affiliates may be directors, trustees and/or officers of any of the investment companies within the Lincoln Financial Group family. Directors, officers and employees of the Investment Manager or its affiliates who are directors, trustees, and/or officers of these investment companies shall not receive any compensation from such investment companies for acting in such dual capacity.

3. (a) Subject to the primary objective of obtaining the best execution, the Investment Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected who provide statistical, factual and financial information and services to the Funds, to the Investment Manager, to any sub-adviser (as defined in Paragraph 5 hereof, a "Sub-Adviser") or to any other fund for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Fund or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services. Broker/dealers who sell shares of any investment company or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission (SEC) and the Financial Industry Regulatory Authority (FINRA).

(b) Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Manager may cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager or any Sub-Adviser exercises investment discretion.

4. As compensation for the services to be rendered to each Fund by the Investment Manager under the provisions of this Agreement, each Fund shall pay monthly to the Investment Manager exclusively from that Fund's assets, a fee based on the average daily net assets of that Fund during the month. Such fee shall be calculated in accordance with the fee schedule applicable to that Fund as set forth in Schedule A hereto.

If this Agreement is terminated prior to the end of any calendar month with respect to a particular Fund, the management fee for such Fund shall be prorated for the portion of any month in which this Agreement is in effect with respect to such Fund according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 calendar days after the date of termination.

5. The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 ("Sub-Advisers") to perform some or all of the services for a Fund for which it is responsible under this Agreement. The Investment Manager will compensate any Sub-Adviser for its services to the Fund. The Investment Manager may terminate the services of any Sub-Adviser at any time with the approval of the Board of Trustees. At such time, the Investment Manager shall assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the approval of the Board of Trustees and any requisite shareholder approval is obtained. The Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

6. The services to be rendered by the Investment Manager to each Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

7. The Investment Manager, its trustees, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to any Fund or to any other investment company, corporation, association, firm or individual.

8. It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as each Fund's investment adviser, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates shall have the right to adopt and to use the words "LIAC," "Lincoln Investment Advisors Corporation" in their names and in the names of any series or class of shares of such investment companies.

9. In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to each Fund, the Investment Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

10. This Agreement shall be executed and become effective as of the date written below, and shall become effective with respect to each Fund as of the effective date set forth in Schedule A for that Fund, if approved by the vote of a majority of the outstanding voting securities of that Fund. It shall continue in effect for an initial period of two years for each Fund and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of that Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund by the Fund at any time, without the payment of a penalty, on not more than sixty days' written notice to the Investment Manager of the Fund's intention to do so, pursuant to action by the Board of Trustees or pursuant to the vote of a majority of the outstanding voting securities of the affected Fund. The Investment Manager may terminate this Agreement as to any Fund at any time, without the payment of a penalty, on sixty days' written notice to the Trust of its intention to do so. Upon termination of this Agreement as to a Fund, the obligations of that Fund and the Investment Manager with respect to that Rind shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Fund to pay to the Investment Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

11. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12. For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities"; "interested persons"; and "assignment" shall have the meaning defined in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 1st day of November, 2011,

LINCOLN ADVISORS TRUST, on behalf of each of its series
Name: William P. Dory
Title: Vice President and Chief Accounting Officer
LINCOLN INVESTMENT ADVISORS CORPORATION

Name: Kevin 'J. Adamson Title: Vice President

SCHEDULE A

THIS SCHEDULE A lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement:

Fund Name	Management Fee Schedule (as a percentage of average daily net assets)	Effective Date
Presidential Protected Profile 2010 Fund	0.40%	November 1, 2011
Presidential Protected Profile 2020 Fund	0.40%	November 1, 2011
Presidential Protected Profile 2030 Fund	0.40%	November 1, 2011
Presidential Protected Profile - 2040 Fund	0.40%	November 1, 2011
Presidential Protected Profile 2050 Fund	0.40%	November 1, 2011

EXPENSE LIMITATION AGREEMENT

This Expense Limitation Agreement, effective as of the date referenced in Schedule A, by and between Lincoln Investment Advisors Corporation ("LIA'') and Lincoln Advisors Trust (the "Trust"), on behalf of its series set forth in Schedule A to this Agreement (the "Funds").

WHEREAS, the Trust and LIA, the investment adviser to the Funds, have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund may normally be subject; and

NOW THEREFORE, the parties hereto agree as follows:

1.           Expense Limitation.

(a)  Applicable Expense Limit.  To the extent that the ordinary operating expenses ("Fund Operating Expenses") incurred by a Fund in any fiscal year, including, but not limited to, investment management fees of LIA and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 Act (the "1940 Act"), but excluding interest, taxes, brokerage commissions, underlying fund fees and expenses, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund's  business, exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of LIA.

(b)  Operating Expense Limit.  The Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

(c)  Method of Computation.  To determine LIA's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be estimated and accrued. Each day, the Fund shall also calculate an operating expense limit amount, based on each Fund's average net assets and its Operating Expense Limit ("Operating Expense Limit Amount").  If the total expenses exceed the Operating Expense Limit Amount, the Fund shall record a receivable from LIA in an amount equal to the Excess Amount less any such receivables previously recorded for the fiscal period.  Shortly after the end of each month, the Fund shall deliver to LIA a statement indicating the Excess Amount owed to the Fund for the month and LIA will remit to the Fund an amount that is sufficient to pay that monthly Excess Amount.  LIA's method of notification and payment to the Fund shall be as mutually agreed upon by LIA and the Fund.

(d)  Adjustment Payments.  At least annually, and more frequently throughout the year if mutually agreed to by the parties, an adjustment payment shall be made by the appropriate party in order that the payments remitted by LIA to each Fund with respect to the previous fiscal year shall equal the Excess Amount for that Fund.

2.           Term and Termination of Agreement.

This Agreement will continue with respect to each Fund at least through the dates referenced in Schedule A, and renew automatically for one-year terms unless LIA provides written notice of termination to a Fund at least 10 days prior to the end of the then current term.

3.           Miscellaneous.

(a)  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility regarding the affairs of the Trust or the Funds.

(b)  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By:
Name:   Kevin F. Adamson
Title:  Vice President

LINCOLN ADVISORS TRUST
By:
Name: William P. Flory,
Title: Chief Accounting Officer and Vice
President

Name of Fund	Maximum Operating Expense Limit	Effective Date	Continues Through
Presidential Protected Profile 2010 Fund	Class I: 0.50% Class A: 0.75% Class C: 1.00%	November 1, 2011	January 28, 2013
Presidential Protected Profile 2020 Fund	Class I: 0.50% Class A: 0.75% Class C: 1.00%	November 1, 2011	January 28, 2013
Presidential Protected Profile 2030 Fund	Class I: 0.50% Class A: 0.75% Class C: 1.00%	November 1, 2011	January 28, 2013
Presidential Protected Profile 2040 Fund	Class I: 0.50% Class A: 0.75% Class C: 1.00%	November 1, 2011	January 28, 2013
Presidential Protected Profile 2050 Fund	Class I: 0.50% Class A: 0.75% Class C: 1.00%	November 1, 2011	January 28, 2013

November I, 2011

Lincoln Advisors Trust

1300 South Clinton Street

Fot1 Wayne, Indiana 46802

RE:          Advisory Fee Waiver Agreement- Lincoln Advisors Trust

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the funds listed in Schedule A (the "Funds"), each a series of Lincoln Advisors Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the p01tfolio management of the Funds.

1.  Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of November 1, 2011 ("Investment Management Agreement"), between the Funds and the Adviser, as set forth in the attached Schedule A.

2.   Term and Termination. This Agreement shall become effective on November 1, 2011 and shall continue for an initial term ending January 28, 2013.  The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

3.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

Sincerely,

LINCOLN INVESTMENT ADVISORS CORPORATION
Name:  Kevifi"J. Adamson
Title:  Vice President

Agreed to:

LINCOLN ADVISORS TRUST, acting on behalf of its series listed on Schedule A

Schedule A

Fund	Waiver Amount (as a percentage of average daily net assets)*
Presidential Protected Profile 2010 Fund	0.10%
Presidential Protected Profile 2020 Fund	0.10%
Presidential Protected Profile 2030 Fund	0.10%
Presidential Protected Profile 2040 Fund	0.10%
Presidential Protected Profile 2050 Fund	0.10%

* These amounts are stated on an aruma! basis.